Exhibit 99.1

RAYTHEON 2019 STOCK PLAN

ARTICLE I

1.Plan Name. This Plan shall be known as the Raytheon 2019 Stock Plan.

ARTICLE II

2.Purpose. This Plan is intended to encourage ownership of Stock by Directors, officers, employees, and consultants of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business.

This Plan shall serve as the successor to the Raytheon 2010 Stock Plan (the “2010 Plan”). If the Company’s stockholders approve this Plan, no additional grant of awards will be made under the 2010 Plan after the Effective Date. All outstanding awards under the 2010 Plan, however, shall continue in effect in accordance with their terms and the terms of the 2010 Plan.

ARTICLE III

3.Effective Date; Term. The Plan shall become effective as of the date of the Plan’s approval by the Company’s stockholders (the “Effective Date”). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the Effective Date. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to the Plan’s termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE IV

4.Definitions. As used in the Plan, the following terms have the following meanings:

4.1.Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

4.2.Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, Stock Grants or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant, in which case it shall only refer to that particular category of grant.

4.3.Award Agreement means the written agreement(s) (which may be in electronic form) between the Company and the Participant evidencing an Award made to that Participant hereunder, as such agreement(s) may be in effect from time to time. Each Award Agreement with respect to an Award shall incorporate the terms of this Plan, which may be by reference alone, and shall contain such other provisions, consistent with the provisions of the Plan, as may be established by the Committee.

4.4.Board means the Board of Directors of the Company.

4.5.Cause means, with respect to each Award made under this Plan:

(a)“Cause,” as such term is defined in the Award Agreement for the particular Award or any employment or engagement agreement, offer letter or severance agreement between the Participant and the Company or an Affiliate.

(b)In the absence of any other Cause definition in such Award Agreement (or other agreement), (i) the Participant’s intentional, persistent failure to, dereliction of, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company or an Affiliate; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company or an Affiliate in the performance of his or her duties on behalf of, or for, the Company or an Affiliate; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (iv) the Participant’s material breach of his or her employment or engagement agreement, if any; or (v) the Participant’s breach of any material provision of the Participant’s Award Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company or an Affiliate.

4.6.Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, unless otherwise set forth in the applicable Award Agreement:

(a)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than those Persons in control of the Company as of the date hereof or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(b)A change in the Board such that individuals who as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c)(i) stockholder approval of a plan of complete liquidation of the Company; (ii) the consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (iii) the consummation of a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred for purposes of this Plan if a Participant is included in a Person that consummates the Change in Control. A Participant shall not be deemed to be included in a Person by reason of ownership of (i) less than 3% of the equity in the

Person or (ii) an equity interest in the Person that is otherwise not significant as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Company.

4.7.Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

4.8.Committee means the Management Development and Compensation Committee (“MDCC”) of the Board; provided, however, that the “Committee” in regard to exercising any authority and responsibility to grant Awards under the Plan to Participants who are Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Governance and Nominating Committee of the Board, another Board committee composed entirely of “non-employee directors” as such term is defined in Rule 16b-3 promulgated under the Exchange Act or the Board itself, if so determined by the Board.

4.9.Company means Raytheon Company, a Delaware corporation.

4.10.Director means a non-employee member of the Board or any board of directors (or similar governing body) of any Affiliate.

4.11.Disability means a Participant’s total disability as evidenced by commencement and continuation for more than one year of benefits under the Raytheon Company Long-Term Disability Plan (the “Disability Plan”). If the Participant is not eligible to participate in the Disability Plan, “Disability” means meeting, for more than one year, the conditions for eligibility for benefits under the Disability Plan as if the Participant were eligible to participate in the Disability Plan.

4.12.Effective Date has the meaning set forth in Article III.

4.13.Exchange Act means the Securities Exchange Act of 1934, as amended.

4.14.Exercise Price means the price per share of Stock payable upon the exercise of an Option.

4.15.Fair Market Value per share of Stock means the closing selling price per share of Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the applicable date on the New York Stock Exchange or other stock exchange serving as the primary market for the Stock. If there is no closing selling price for the Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

4.16.Grant Date means, with respect to an Award, the date on which the Committee completes the action authorizing the grant of the Award to a Participant or such other later date as is determined by the Committee.

4.17.Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the employee’s household (other than a tenant or employee).

4.18.Incentive Stock Option or ISO means an Option grant that is intended to meet the requirements of Section 422 of the Code.

4.19.Involuntary Termination means:

(a)Involuntary Termination, as such term is defined in the Award Agreement for the particular Award or any employment, or engagement agreement, offer letter or severance agreement between the Participant and the Company.

(b)In the absence of any other definition in such Award Agreement or in any other agreement the Participant’s Termination of Service which occurs by reason of:

(i)the Participant’s involuntary dismissal or discharge by the Company (or successor thereto) or any Affiliate for reasons other than Cause; or

(ii)the Participant’s voluntary resignation following (A) a material diminution in the Participant’s duties or responsibilities, (B) a material change in the Participant’s reporting requirements such that the Participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the Participant previously reported, (C) a material reduction in the Participant’s level of base compensation with a reduction of fifteen percent (15%) or more to be deemed material or (D) a material adverse change in the geographic location of the Participant’s principal place of employment with a relocation by fifty (50) miles or more to be deemed material, provided and only if (I) such change, reduction or relocation is effected without the Participant’s consent and (II) each of the following conditions is satisfied: (i) the Participant shall have provided the Company with written notice of the event or condition constituting the reason for Involuntary Termination within thirty (30) days after the occurrence of that event or condition; (ii) the Company shall have failed to take appropriate remedial action to cure such event or condition within thirty (30) days after receipt of such notice; and (iii) the Participant’s Involuntary Termination shall be effected upon the expiration of such thirty (30) day cure period.

4.20.Medical Leave of Absence means a leave of absence for medical reasons approved in accordance with Company policy.

4.21.Non-Statutory Stock Option or NSO means an Option grant that is not intended to be an Incentive Stock Option.

4.22.Option means an option to purchase shares of the Stock granted under the Plan.

4.23.Optionee means a person to whom an Option shall have been granted under the Plan.

4.24.Option Period means such period (not to exceed ten (10) years) from the Grant Date to the date on which the Option expires as may be determined by the Committee and set forth in the Award Agreement.

4.25.Participant means a Director, officer, employee or consultant of the Company or its Affiliates who is granted an Award under the Plan.

4.26.Personal Leave of Absence means a leave of absence for personal reasons approved in accordance with Company policy.

4.27.Plan means this Raytheon 2019 Stock Plan, as may be amended from time to time.

4.28.Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

4.29.Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article XI of the Plan.

4.30.Retirement means, for purposes of this Plan unless otherwise provided by the Committee: (a) the Termination of Service with the Company and its Affiliates, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of continuous service immediately preceding such Termination of Service, or (b) Termination of Service under circumstances that the Committee deems equivalent to retirement.

4.31.SAR means a stock appreciation right, as awarded under Article X.

4.32.Securities Act means the Securities Act of 1933, as amended.

4.33.Stock means the common stock, $0.01 par value, of the Company.

4.34.Stock Grant means shares of Stock, as awarded under Section 11.5.

4.35.Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal either one or more shares of Stock or the Fair Market Value of a share of Stock on the Grant Date (unless otherwise provided by the Committee), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company’s assets. Stock Units are awarded under Article XI.

4.36. 10% Stockholder means the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Related Company).

4.37.Termination of Service means, with respect to each Award made under this Plan:

(a)Termination of Service as defined in the Award Agreement for the particular Award or any employment or engagement agreement, offer letter or severance agreement between the Participant and the Company.

(b)In the absence of any other definition of Termination of Service in such Award Agreement or other agreement, Termination of Service means the cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director; provided, however, that cessation of performance of services by a Participant in the capacity of an employee or Director shall not constitute a Termination of Service if the Participant continues to perform services as a Director or employee, respectively. However, a Participant shall be deemed to incur a Termination of Service when: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Affiliate or (ii) the entity for which the Participant is performing such services ceases to remain an Affiliate of the Company, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or Personal Leave of Absence approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then, for purposes of determining the period within which an Incentive Stock Option may be exercised as such under federal tax laws, the Participant’s Termination of Service shall be deemed to occur on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to service following such leave either by statute or by written contract. Except to the extent set forth in this Plan or otherwise required by law or expressly authorized by the Committee or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

4.38.Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award, or the Stock Units in which an Award is denominated, are subject to a risk of forfeiture.

ARTICLE V

5.Stock Subject to the Plan.

5.1.Maximum. Subject to adjustment as provided in Article XIII and Section 5.2, the maximum number of shares of Stock that may be issued pursuant to Awards under the Plan shall not exceed 8,673,643 shares of Stock, which share limit is composed of (i) 2,700,000 new shares of Stock authorized for issuance under the Plan, plus (ii) up to a maximum of 5,973,643 shares of Stock that remained available for future grants under the 2010 Plan as of December 31, 2018, reduced by the number of shares of Stock subject to awards granted under the 2010 Plan on or after January 1, 2019 and prior to the Effective Date, plus:

(a)the number of undelivered shares of Stock that (i) were the subject of awards outstanding under the 2010 Plan as of the Effective Date (“Prior Plan Awards”) and (ii) after the Effective Date, expire or are forfeited, terminated, cancelled, settled in cash or otherwise settled without a delivery to the Participant of the full number of shares of Stock to which the awards related; and

(b)the number of shares of Stock delivered to or withheld by the Company in satisfaction of tax withholding obligations with respect to Prior Plan Awards (other than an option or stock appreciation right).

Subject to adjustment as provided in Article XIII, the number of shares of Stock that may be issued pursuant to Incentive Stock Options shall not exceed 8,673,643 shares.

Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock or shares of Stock that have been reacquired by the Company.

5.2.Computation of Maximum. For purposes of calculating the number of shares of Stock issued under the Plan:

(a)to the extent that an Award under the Plan expires or is cancelled, forfeited, terminated, settled in cash, or otherwise is settled without a delivery to the Participant of the full number of shares of Stock to which the Award related then the undelivered shares shall again be available for Awards to be granted under the Plan;

(b)shares of Stock withheld by the Company or tendered by the Participant in payment of the Exercise Price or withholding taxes relating to an Option or SAR, shall not be added to the shares available for Awards to be granted under the Plan;

(c)shares of Stock withheld by the Company or tendered by the Participant in payment of the withholding taxes relating to an Award (other than an Option or SAR) shall again be available for Awards to be granted under the Plan, subject to Section 17.13;

(d)upon the exercise of any stock-settled SAR under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised; and

(e)shares of Stock purchased on the open market with the cash proceeds from the exercise of Options shall not be added to the shares available for Awards to be granted under the Plan.

5.3.Individual Limit. Subject to adjustments as provided in Article XIII, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to 800,000 shares of Stock. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or cancelled.

5.4.Director Limit. The maximum aggregate grant date fair value (computed as of the Grant Date in accordance with applicable financial accounting rules) of all Awards made to any Director under the Plan in any fiscal year, taken together with any cash payments (including the annual retainer and any other compensation) paid or payable to such Director, in respect of the Director’s service as a member of the Board during such fiscal year, shall not exceed $600,000 in total value. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

5.5.Company Rights. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.6.Substitute Awards. Substitute Awards shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to a Participant under Section 5.3 or Section 5.4, nor shall shares subject to a terminated, cancelled or forfeited Substitute Award be added to the shares available for issuance under the Plan as provided above. Additionally, to the extent permitted by the listing rules of any relevant stock exchange, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted to reflect the acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan. For purposes of this section, “Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

ARTICLE VI

6.Proceeds. The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

ARTICLE VII

7.Administration.

7.1.General. The Plan shall be administered by the Committee. The Committee shall have sole and exclusive authority to administer the Plan with respect to any Director or person subject to the reporting requirements of Section 16 of the Exchange Act. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and of the Award Agreements) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.2.Duties. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee’s sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant’s Termination of Service or death.

7.3.Delegation of Authority. The MDCC may, from time to time, delegate to a subcommittee some or all of its authority and responsibility under the Plan. In addition, to the extent permitted by law, the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to granting Awards (but in no event with respect to any Awards granted to any Director or person subject to the reporting requirements of Section 16 of the Exchange Act). The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the subcommittee or Chief Executive Officer of the Company that were consistent with the terms of the Plan. To the extent any authority has been delegated under this Section 7.3, the term “Committee” shall include the delegatee to the extent such delegatee is carrying out its administrative functions under the Plan with respect to persons under its jurisdiction.

7.4.Limited Liability. To the maximum extent permitted by law, no member of the Committee or any delegatee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award, and each Committee member (or delegatee) shall be indemnified by the Company pursuant to applicable law and the terms of any indemnification agreement between the Committee member and the Company.

7.5.Effect of Committee’s Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.

ARTICLE VIII

8.Eligibility. Directors, officers, employees and consultants of the Company or its Affiliates shall be eligible to participate in the Plan.

ARTICLE IX

9.	Stock Options.

9.1.General. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Options, which may be either ISOs or NSOs. Each Option will be evidenced by an Award Agreement.

9.2.Price. The Exercise Price of each Option shall be set forth in the Award Agreement and shall not be less than 100% of the Fair Market Value per share of Stock on the Grant Date of the Option.

9.3.Other Terms of Options. The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an Option be exercisable more than ten (10) years from the Grant Date of the Option.

9.4.Restrictions on Incentive Stock Options. ISOs shall comply in all respects with Code Section 422 and, as such, shall meet the following additional requirements:

(a)Participant. ISOs shall only be issued to employees of the Company or a Related Corporation.

(b)10% Stockholder. The Exercise Price of any ISO granted to a 10% Stockholder shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c)Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Related Corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code Section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs.

9.5.Exercisability.

(a)An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is then exercisable.

(b)Upon an Optionee’s Termination of Service, any outstanding Options shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the Award Agreement but no Option shall be exercisable after the expiration date of the Option; provided, however, that notwithstanding any provision in the Plan or an Award Agreement to the contrary, unless the Committee determines otherwise, if a vested Option would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option may be exercised until the thirtieth (30th) day after expiration of such prohibition (but not beyond the expiration date of the Option).

(c)Notwithstanding the foregoing, in all cases if an Optionee’s Termination of Service is for Cause or if the Optionee engages in conduct constituting Cause while holding one or more Options, such Optionee’s Options shall terminate immediately and may no longer be exercised.

9.6.Limit on Exercisability. Except as otherwise provided by the Committee and specified in the Award Agreement, an Option may not be exercised after the Optionee’s Termination of Service, if at all, for more shares than the Optionee was entitled to purchase thereunder at the time of the Optionee’s Termination of Service (subject to adjustment as provided in Article XIII).

9.7.Payment of Exercise Price. The exercise price of an Option shall be payable in one or more of the following forms as determined by the Committee and specified in the Award Agreement: (i) a check payable to the order of the Company; (ii) via net exercise or broker-assisted cashless exercise in accordance with such procedures as may be prescribed by the Company; (iii) delivery of other shares of Stock (whether actually delivered or through attestation) held for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes with a Fair Market Value on the exercise date equal to the Exercise Price of the shares to be purchased; or (iv) in such other form or forms as the Committee may approve. Receipt by the Company of such notice and payment of the exercise price (except to the extent a broker-assisted cashless exercise is utilized) shall constitute the exercise of the Option or part thereof.

ARTICLE X

10.	Stock Appreciation Rights.

10.1.Award of SARs. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant SARs to Participants, either on a freestanding basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SARs shall be evidenced by Award Agreements, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee, provided, however, that no SAR may be exercised on or after the tenth (10th) anniversary of the SAR’s Grant Date.

10.2.Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the shares of Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

10.3.Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Award Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR, except in connection with any adjustments as provided in Article XIII or any Substitute Awards), times (ii) the number of shares of Stock specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

10.4.Form of Payment Upon Exercise of SARs. Payment by the Company of the amount receivable upon exercise of a SAR may be made by the delivery of Stock (valued at Fair Market Value on the exercise date) or cash, or any combination of shares of Stock and cash, as determined in the sole discretion of the Committee from time to time.

ARTICLE XI

11.	Other Stock-Based Awards.

11.1.Grants. Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards, Stock Units, or Stock Grants to Participants in such amounts and for such consideration, including only such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to an Award Agreement.

11.2.General Terms and Conditions of Restricted Stock Awards and Stock Units.

(a)Restricted Stock Awards and Stock Units shall be subject to such Vesting Periods and other restrictions and conditions as the Committee may provide. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of one or more pre-established performance goals. The Award Agreement shall include the dates and/or the description of how pre-established performance goals shall be deemed to have been met and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any Restricted Stock Award or Stock Unit under the Plan.

(b)Except as otherwise provided herein or by the Committee:

(i)Restricted Stock Awards and Stock Units that vest based solely on continuing employment or engagement (or other business relationship) shall nevertheless vest, and the restrictions on such Restricted Stock Awards or Stock Units shall lapse (1) upon termination of the Participant’s continuing employment or engagement (or other business relationship) on account of death (including during any Medical Leave of Absence or after Disability); (2) in accordance with the vesting schedule provided by the Committee in the event of (i) a Medical Leave of Absence of at least one year, (ii) Disability or (iii) the Participant’s Retirement but subject to such conditions or covenants determined by the Committee; or (3) in accordance with the vesting schedule provided by the Committee in the event of a Personal Leave of Absence (but only during the period of such leave, unless the Participant resumes his or her employment or engagement (or other business relationship) at the end of such leave).

(ii)Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals shall nevertheless vest, and the restrictions on the Restricted Stock Awards or Stock Units shall lapse (1) upon the Participant’s death, (2) upon the Participant’s Retirement but subject to such conditions or covenants determined by the Committee, or (3) upon the termination of the Participant’s continuing employment or engagement (or other business relationship) after having become disabled, but in any such case only as to a pro rata portion of the number of shares of Stock the Participant would have received, if any, had the Participant remained employed until the end of the Vesting Period set forth in the applicable Award Agreement. In such event, payment for any Stock Units which then vest shall be made when payment would otherwise have been made following the end of the applicable Vesting Period. Such pro rata portion will be based on the number of full months in the Vesting Period during which the Participant was employed as compared to the total number of full months in the Vesting Period.

(iii)If during the Vesting Period specified in the Award Agreement the Participant has a Termination of Service for any reason other than as specified in sub-paragraphs (i) and (ii), above, then the Participant shall forfeit any of the shares of Stock (including, as applicable, shares of Stock in which Stock Units are denominated) as to which the applicable restrictions have not theretofore lapsed, and all rights of the Participant in and to such shares of Stock, including any pro rata portion of the shares with respect to a partial year of employment, shall be forfeited immediately after the Participant’s Termination of Service.

(c)Notwithstanding the preceding provisions of this Section 11.2, with respect to a Restricted Stock Award or Stock Units granted to a Director of the Company, unless otherwise provided by the Committee, the vesting date for all shares of Stock underlying any such Restricted Stock Award or Stock Units shall be the date of the Annual Meeting of Stockholders of the Company immediately following the grant of the Award, and the restrictions on the shares underlying such Award shall lapse upon the earlier of (i) the applicable vesting date or (ii) upon the Director ceasing to be a Director of the Company on account of death.

(d)Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Award Agreement.

11.3.Restricted Stock Awards.

(a)Share certificates with respect to Restricted Stock Awards shall be issued (or the shares shall be held in a book entry position through the transfer agent’s direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the applicable restrictions are not satisfied. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent’s direct registration service, the restrictions shall be appropriately noted.

(b)Except as otherwise provided by the Committee, during the Vesting Period applicable to a Restricted Stock Award, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends with respect to and to vote the shares subject to the Award, except that with respect to Restricted Stock Awards that vest based on achievement of pre-established performance goals, any dividends otherwise payable during the Vesting Period shall be paid only if, as, and to the extent the Restricted Stock Award vests. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

11.4.Stock Unit Awards.

(a)Stock Units (including any dividend equivalents in respect of Stock Units) shall be settled in shares of Stock except that the Committee may instead elect at any time prior to settlement to settle such amounts in whole or in part in cash. Unless otherwise provided herein or by the Committee and subject to Section 17.1, Stock Units shall be paid in accordance with their terms, to the extent vested, (i) with respect to Stock Units that vest solely on continuing employment or engagement (or other business relationship), promptly but no later than thirty (30) days following vesting, and (ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, promptly but no later than thirty (30) days following determination of the attainment of the performance goals by the Committee.

(b)Stock Units shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders or decisions as the Committee may make.

(c)Except as otherwise provided by the Committee, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant. Notwithstanding the foregoing, except as otherwise provided by the Committee:

(i)with respect to Stock Units that vest based solely on continuing employment or engagement (or other business relationship), the Participant shall have the right to receive amounts equal to any cash dividends paid during the Vesting Period, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest; and

(ii)with respect to Stock Units that vest based on achievement of pre-established performance goals, the Participant shall have the right to receive amounts equivalent to any cash dividends declared during the Vesting Period, as if such amounts were reinvested in additional shares of Stock on the date the relevant dividends are paid, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest.

11.5.Stock Grants. The Committee may award shares of Stock in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment or in lieu of compensation otherwise already due or to be earned and in such other limited circumstances as the Committee may provide. Any such Stock Grants may be made without forfeiture conditions or restrictions of any kind.

ARTICLE XII

12.	Performance-Based Awards.

12.1.Discretion of Committee with Respect to Performance-Based Awards. Any form of Award permitted under this Plan may be granted as a Performance-Based Award. The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate, any division or business unit thereof, or to an individual.

12.2.Definitions. For purposes of this Article XII, the following definitions shall apply:

(a)Performance Criteria means the business criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals may include but shall not be limited to: (i) free or operating cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) debt leverage (debt to capital), (xi) net sales, (xii) backlog, (xiii) net income or net income attributable to Raytheon Company, (xiv) income or operating income from continuing operations (before or after tax), (xv) operating profit, net operating profit or economic profit, (xvi) gross margin, operating margin or profit margin, (xvii) return on operating revenue or return on operating assets, (xviii) operating ratio, (xix) market share improvement, (xx) bookings or (xxi) working capital turnover. The Committee may also grant Performance-Based Awards that are based on Performance Criteria other than those set forth above.

(b)Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The

Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c)Performance Period means the one or more periods of time (including Vesting Periods), which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance-Based Award.

ARTICLE XIII

13.	Corporate Transactions.

13.1.Adjustment of Number and Price of Shares. Equitable adjustment shall be made in the maximum number of shares of Stock subject to the Plan or issuable under Incentive Stock Options or that may be awarded to any individual in any year to give effect to any extraordinary dividends of cash or other property, stock dividends, stock splits, stock combinations, recapitalizations, exchange of shares, spin-off transactions and other similar changes in the capital structure of the Company or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spinoff transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization. Equitable adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations, exchange of shares, spin-off transactions and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock.

13.2.Change in Control.

(a)In connection with a Change in Control, the Committee may take one or more of the following actions with respect to any outstanding Award: (i) assumption of the Award by the successor corporation (or parent or subsidiary of the successor corporation (collectively, the “Successor Corporation”); (ii) cancellation and substitution of the Award with an Award granted by the Successor Corporation; (iii) continuation of the Award pursuant to the terms of the Change in Control transaction; (iv) accelerated vesting of the Award (in whole or in part); (v) termination of the Award; or (vi) cancellation of the Award in exchange for a cash payment for each vested share of Stock (and each unvested share of Stock if so determined by the Committee) subject to the Award in an amount equal to the excess of the Fair Market Value per share of Stock on the date of the Change in Control over the exercise price, base price or purchase price (if any) in effect for such share with such payment, at the discretion of the Committee, to be paid subject to the same vesting schedule applicable to the Award and any escrow, holdback, earn-out or similar provisions applicable to holders of Stock.

(b)In addition, with respect to a Restricted Stock Award and Stock Unit that vests based on achievement of pre-established performance goals (including Performance Goals applicable to Performance-Based Awards), the Committee may determine that the performance goals shall be deemed to be satisfied at the target or any other level and/or based on a shortened performance period and the Award shall be converted to a time-based Award and thereafter be subject to vesting based on continued employment or employment (or other business relationships).

(c)With respect to Awards granted to Directors, unless otherwise determined or provided by the Committee, such Awards shall become fully vested upon the Director ceasing to be a Director of the Company after a Change in Control.

(d)With respect to Awards granted to any other Participant, unless otherwise determined or provided by the Committee, if in connection with a Change in Control Awards are assumed, continued, substituted or cancelled in exchange for cash payments subject to vesting and a Participant’s service is terminated by reason of an Involuntary Termination within two (2) years following such Change in Control, then:

(i)Any Options and SARs held by the Participant as of the date of such termination, and which are not then exercisable and vested, shall become fully exercisable and vested.

(ii)The restrictions applicable to Restricted Stock Awards and Stock Units (including Awards converted to time-based awards pursuant to Section 13.2(b)), shall lapse with respect to 100% of the Restricted Stock Awards and Stock Units held by the Participant and still subject to such restrictions immediately prior to the termination.

(iii)Any cash payments (in exchange for cancellation of an Award) subject to vesting shall become fully vested (subject to any escrow, holdback, earn-out or similar provisions applicable to holders of Stock).

ARTICLE XIV

14.Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall not vest over a period of less than one year from the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted pursuant to Section 5.6, (ii) Awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Article XIII); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

ARTICLE XV

15.Reservation of Stock. The Company shall at all times during the term of the Plan, and thereafter to the extent of any outstanding Awards, reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan (or such Awards) and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

ARTICLE XVI

16.Amendment and Termination.

16.1.Amendment. The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall materially adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment (except as provided in Section 17.6), and (ii) without approval of the Company’s stockholders, no amendment may (A) increase the number of shares of Stock which may be issued under the Plan, (B) change the class of persons eligible for Awards, or (C) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange; provided, however, that no such stockholder approval is required for any equitable adjustments made pursuant to Section 13.1. Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

16.2.Sub-Plans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.

16.3.Excess Shares. Awards may be made under the Plan that involve shares of Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

16.4.Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. The Plan shall terminate upon the earliest to occur of (i) the close of business on the date immediately preceding the tenth (10th) anniversary of the Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (iii) the termination of all outstanding Awards in connection with a Change in Control, or (iv) the termination of the Plan by the Board. Should the Plan terminate under clause (i) or clause (iv) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

ARTICLE XVII

17.	Other Terms and Conditions.

17.1.Deferred Compensation.

(a)The Committee may, in its sole discretion, structure one or more Awards (other than Options and SARs) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such Award shall comply with all applicable requirements of Code Section 409A.

(b)The Committee may implement a Director fee deferral program under the Plan so as to allow the Directors the opportunity to elect to convert Board and Board committee fees to be earned for such year into Stock Units under the Plan that will defer the issuance of the shares of Stock that vest under those Stock Units until a permissible date or event under Code Section 409A. The Committee shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.

(c)To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements which allow Participants the opportunity to make notional investments of their deferred account balances in shares of Stock, the Committee may authorize the share reserve under the Plan to serve as the source of any shares of Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

17.2.Transferability of Awards. The transferability of Awards granted under the Plan shall be governed by the following provisions:

(a)Incentive Options. During the lifetime of the Participant, Incentive Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.

(b)Other Awards. All other Awards shall be subject to the same limitation on transfer as Incentive Options, except that the Committee (or its delegatee) may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Immediate Family members of the Participant or to a trust established exclusively for the Participant and/or such Immediate Family members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

17.3. Beneficiary Designation. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Committee, designate one or more persons as the beneficiary or beneficiaries of some or all of his or her outstanding Awards, and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which the Award may be exercised (if applicable) following the Participant’s death.

17.4.Stockholders Rights. A Participant shall have all the rights of a stockholder with respect to shares of Stock covered by a Restricted Stock Award (subject to the limitation in Section 11.3(b)). A Participant shall not have any of the rights of a stockholder with respect to shares of Stock covered by any other Award until the Participant becomes the holder of record of such shares. No Option or SAR shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such Award prior to its exercise. However, a Participant may be granted the right to receive dividends under Section 11.3(b) or dividend equivalents under Section 11.4(c) with respect to one or more Awards granted under Article XI.

17.5.Repricing Programs. The Committee shall not have the authority, except pursuant to Article XIII or in connection with a Change in Control to (i) implement cancellation/regrant programs pursuant to which outstanding Options or SARs under the Plan are cancelled and new options or SARs are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Stock for consideration payable in cash, other Awards, or in equity securities of the Company or (iii) reduce the exercise or base price in effect for outstanding Options or SARs under the Plan, in any case without stockholder approval.

17.6.Clawback/Recoupment. Participants shall be subject to any clawback, recoupment or other similar policy required by law or regulations or adopted by the Board as in effect from time to time and Awards and any cash, shares of Stock or other property or amounts due, paid or issued to a Participant shall be subject to the terms of such policy, as in effect from time to time.

17.7.Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Award Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal, state or foreign laws and regulations and rulings thereunder, including the rules of any applicable stock exchange. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

17.8.Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted hereunder are subject to the charter and By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading.

17.9.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

17.10.No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.

17.11.No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

17.12.Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

17.13.Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes or other amounts of any kind required by law to be withheld, collected or accounted for with respect to such amount. Unless otherwise determined by the Committee, withholding obligations must be settled in shares of Stock that are part of the Award that gives rise to the withholding requirement, provided that the amount withheld does not exceed the maximum statutory tax rate for a Participant in the applicable jurisdiction or such lesser amount as (i) is necessary to avoid adverse accounting treatment and (ii) is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of Stock. The Committee may also, in its sole discretion, permit a Participant to satisfy, in whole or in part, the withholding obligations by the delivery of Stock owned by the Participant having a Fair Market Value equal to such withholding obligation. Any shares of Stock withheld in excess of the shares of Stock required to satisfy withholding liability at the minimum statutory withholding rates shall not be added back to the number of shares of Stock issuable under the Plan under Section 5.2(c).

17.14.Fractional Shares. No adjustment or substitution provided for in herein shall require the Company to issue or to sell a fractional share under any Award Agreement and the total adjustment or substitution with respect to each Award Agreement shall be limited accordingly.

17.15.No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state, local and foreign income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

17.16.Notices. Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time, and if required in writing, shall be mailed by registered or certified mail or delivered in hand, if to the Company, to 870 Winter Street, Waltham, Massachusetts 02451, Attention: Vice President, Human Resources and Global Security (or such other address or addressee as the Committee may provide) and, if to the Participant, to such address as the Participant shall last have furnished to the Company.